Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Timothy A. Bonang, Vice President, Investor Relations, or
Carlynn Finn, Senior Manager, Investor Relations
(617) 796-8222
www.cwhreit.com

CommonWealth REIT Announces Redemption of 7 1/8% Series C Preferred Shares

Newton, MA (July 25, 2012): CommonWealth REIT (NYSE: CWH) today announced that it will redeem all of its outstanding 7 1/8% Series C Cumulative Redeemable Preferred Shares (CUSIP No.: 203233309 and NYSE: CWHPRC) (“Series C Preferred Shares”) at the stated Liquidation Preference price of $25 per share plus accrued and unpaid dividends to the date of redemption.  This redemption is expected to occur on or about August 24, 2012.  Dividends will cease to accrue on the Series C Preferred Shares as of the redemption date.  Holders who hold Series C Preferred Shares through the Depository Trust Company (DTC) will be redeemed in accordance with DTC’s procedures.  Questions relating to the notice of redemption and related materials should be directed to Wells Fargo Shareowner Services, CWH’s transfer agent and the paying agent for the redemption of the Series C Preferred Shares, at 1-800-468-9716.  The address of the paying agent is Wells Fargo Shareowner Services, Attn: Corporate Actions Department, P.O. Box 64858, St. Paul, MN 55164-0858.

CWH expects to fund this redemption with cash on hand and borrowings under its revolving credit facility.

Commonwealth REIT is a real estate investment trust, or REIT, which primarily owns office buildings located throughout the United States.  CWH is headquartered in Newton, Massachusetts.

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{B1459047; 1}A Maryland Real Estate Trust with transferable shares of beneficial interest listed on the New York Stock Exchange.

No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.